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                      EXHIBIT 10.3

            MANAGEMENT CONTINUITY AGREEMENT
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   AGREEMENT between Ralcorp Holdings, Inc., a Missouri
corporation ("Ralcorp"), and          (the "Executive"), WITNESSETH:

   WHEREAS, the Board of Directors (the "Board") has authorized Ralcorp to enter into Management Continuity
Agreements with certain key executives of Ralcorp; and

   WHEREAS, the Executive is a key executive of Ralcorp and has been selected by the Board to be offered this Management
Continuity Agreement; and

   WHEREAS, should a third person take steps which might lead to a Change in Control of Ralcorp (as defined herein), the Board believes it imperative that Ralcorp be able to rely upon the Executive to continue in the Executive's position, and that Ralcorp be able to receive and rely upon the Executive's advice, if it is requested, as to the best interests of Ralcorp and its shareholders without concern that the Executive might be distracted by the personal uncertainties and risks created by such a Change in Control or influenced by conflicting interests;

   NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, Ralcorp and the Executive agree as follows:

   1.  Definitions.  For purposes of this Agreement, the
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following terms shall have the meanings set forth below:


       a.    "Base Amount" shall be the Executive's Base
             Amount as defined and determined pursuant to
             Section 280G of the Code and regulations applicable at the time of the Executive's
             Qualifying Termination.

       b.    "Base Compensation" shall consist of:

             (i) The Executive's monthly gross salary for the last full month preceding the Executive's Qualifying Termination or for the last full month preceding the Change in Control, whichever is higher. If Executive has elected to accelerate or defer salary (including the Executive's pre-tax contributions under the Ralcorp Holdings, Inc. Savings Investment Plan and under any benefit plan complying with Section 125 of the Code and deferrals pursuant to the Executive Savings Investment Plan, and any successor plans thereto), said monthly gross salary shall be calculated as if there had been no acceleration or deferral.



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             (ii)  one-twelfth of the Executive's last annual
                   bonus, whether paid or deferred, preceding the Executive's Qualifying Termination or the Change in Control, whichever is higher (or if the Executive has not been awarded an annual bonus by Ralcorp prior to the Change in Control, then the Executive's last annual bonus awarded by old Ralcorp Holdings, Inc., Ralcorp's former parent company).

       c. "Change in Control" means (i) the acquisition by any person, entity or "group" within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the aggregate voting power of the then outstanding shares of Stock, other than acquisitions by Ralcorp or any of its subsidiaries or any employee benefit plan of Ralcorp (or any Trust created to hold or invest in issues thereof) or any entity holding Stock for or pursuant to the terms of any such plan; or
             (ii) individuals who shall qualify as Continuing Directors shall have ceased for any reason to constitute at least a majority of the Board of Directors of Ralcorp. Notwithstanding the foregoing, a Change-in-Control shall not include a transaction (commonly known as a "Morris Trust" transaction) pursuant to which a third party acquires one or more businesses of the Company by acquiring all of the common stock of the Company while leaving the Company's remaining businesses in a separate public company, unless the businesses so acquired constitute all or substantially all of the Company's businesses.

       d. "Code" shall mean the Internal Revenue Code of 1986, as amended.

       e. "Company" shall mean Ralcorp Holdings, Inc. and its wholly owned subsidiaries.

       f. "Continuing Director" means any member of the Board of Directors of Ralcorp, as of February 1, 1997 while such person is a member of the Board, and any other director, while such other director is a member of the Board, who is recommended or elected to succeed the Continuing Director by at least two-thirds (2/3) of the Continuing Directors then in office.

       g. "Disability" shall exist when the Executive suffers a complete and permanent inability to perform any and every material duty of the Executive's regular occupation because of injury or sickness.

             To determine whether the Executive is Disabled, the Executive shall undergo examination by a licensed physician and other experts (including other physicians) as determined by such physician, and the Executive shall cooperate in providing relevant medical records as requested. The Company and Executive shall jointly select such physician. If they are unable to agree on the selection, each shall designate one physician and the two physicians shall designate a third physician so that a determination


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             of disability may be made by the three physicians.  Fees and expenses of the physicians and other experts and costs of examinations of the Executive shall be shared equally by the Company and the Executive. The decision as to the Executive's Disability made by such physician or physicians shall be binding on the Company and the Executive.

       h.    "Discount Rate" means 120% of the applicable
             Federal rate determined under Section 1274(d) of the Code and the regulations thereunder at the time the relevant payments are made.

       i. "Employment Agreement" shall mean an agreement so styled providing for continuation of salary and bonus payments under certain circumstances and entered into between Ralcorp and Executive contemporaneously with the execution of this Agreement.

       j. "Employment Agreement Termination Payments" shall mean the aggregate of any payments made to Executive pursuant to the Employment Agreement respecting periods following Executive's termination of employment contemporaneous with or subsequent to a Change-in-Control.

       k.    "Involuntary Termination" shall be any
             termination of the Executive's employment with the Company (a) to which the Executive objects orally or in writing or (b) which follows any of the following:

             (i) without the express written consent of the Executive, (a) the assignment of the Executive to any duties materially inconsistent with the Executive's positions, duties, responsibilities and status immediately prior to the Change in Control or (b) a material change in the Executive's titles, offices, or reporting responsibilities as in effect immediately prior to the Change in Control and with respect to either (a) or (b) the situation is not remedied within thirty (30) days after the receipt by the Company of written notice by the Executive; provided, however, (a) and (b) herein shall not constitute an "Involuntary Termination" if either situation is in connection with the Executive's death or disability.

             (ii) without the express written consent of the Executive, a reduction in the Executive's annual salary or opportunity for total annual compensation in effect immediately prior to the Change in Control which is not remedied within thirty (30) days after receipt by the Company of written notice by the Executive.

             (iii) without the express written consent of the Executive, the Executive is required to be based anywhere other than the Executive's office location immediately preceding the Change in Control, except for required travel on business

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                      to an extent substantially consistent
                      with the business travel obligations of
                      the Executive immediately preceding the
                      occurrence of the Change in Control.

             (iv) without the express written consent of the Executive, following the Change in Control (a) failure by the Company to continue in effect any material benefit or compensation plan, stock ownership plan, stock purchase plan, stock option plan, defined benefit pension plan, defined contribution pension plan, life insurance plan, health and accident plan, or disability plan in which the Executive is participating or entitled to participate at the time of the Change in Control (or plans providing substantially similar benefits); or (b) the taking of any action by the Company that would (1) adversely affect the participation in or materially reduce the benefits under any of such plans either in terms of the amount of benefits provided or the level of the Executive's participation relative to other participants; (2) deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control; or (3) cause a failure to provide the number of paid vacation days to which the Executive was then entitled in accordance with Ralcorp's normal vacation policy in effect immediately prior to the Change in Control, which in either situation
                      (a) or (b) is not remedied within thirty
                      (30) days after receipt by the Company
                      of written notice by the Executive.

             (v)      the liquidation, dissolution,
                      consolidation, or merger of the Company
                      or transfer of all or substantially all
                      of its assets, unless a successor or
                      successors (by merger, consolidation, or otherwise) to which all or a significant portion of its assets have been transferred expressly assumes in writing all duties and obligations of the Company as here set forth.

             The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to any circumstances set forth above.

       l. "Normal Retirement Date" shall be the date on which the Executive attains age 65.

       m. "Parachute Payment" shall mean a parachute payment as defined and determined pursuant to
             Section 280G of the Code and regulations applicable at the time of the Executive's
             Qualifying Termination.

       n. The "Payment Period" shall be the following period commencing with the first day of the month following that in which a Qualifying Termination occurs:


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             (i)      if the Qualifying Termination is an
                      Involuntary Termination that occurs at
                      any time during the first or second
                      year following the Change in Control --
                      24 months;

             (ii)     if the Qualifying Termination is an
                      Involuntary Termination that occurs at
                      any time during the third year
                      following the Change in Control -- 12
                      months; or

             (iii)    if the Qualifying Termination is a
                      Voluntary Termination that occurs at
                      any time during the three years follow-
                      ing the Change in Control -- 12 months,

             but in no event shall the Payment Period extend beyond the Executive's Normal Retirement Date.

       o. "Qualifying Termination" shall be the Executive's Voluntary Termination or Involuntary Termination of employment with the Company except any termi-nation because of the Executive's death, retire-ment at or after the Executive's Normal Retire-ment Date or Termination for Cause. "Qualifying Termination" shall not include any change in the Executive's employment status due to Disability.

       p.    "Retirement Plan" means the Ralcorp Holdings,
             Inc. Retirement Plan or any successor qualified plan, as amended from time to time.

       q. "Stock" means the common stock of Ralcorp or such other security entitling the holder to vote at the election of Ralcorp's directors or any other security outstanding upon its reclassification, including, without limitation, any stock split-up, stock dividend or other recapitalization of Ralcorp or any merger or consolidation of Ralcorp with any of its Affiliates.

       r.    "Supplemental Plan" means the Ralcorp Holdings,
             Inc. Supplemental Retirement Plan as amended from time to time.

       s. "Termination for Cause" shall be a termination because of:

             (i) the continued failure by the Executive to devote reasonable time and effort to the performance of the Executive's duties (other than any such failure resulting from the Executive's incapac-ity due to physical or mental illness) after written demand therefor has been delivered to the Executive by the Com-pany that specifically identifies how the Executive has not devoted reason-able time and effort to the performance of the Executive's duties; or

             (ii)     the willful engaging by the Executive
                      in misconduct which is materially inju-
                      rious to the Company, monetarily or
                      otherwise; or


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             (iii)    the Executive's conviction of a felony
                      or a crime involving moral turpitude;

             in any case as determined by the Board upon the good faith vote of not less than a majority of the directors then in office, after reasonable notice to the Executive specifying in writing the basis or bases for the proposed Termination for Cause and after the Executive has been provided an opportunity to be heard before a meeting of the Board held upon reasonable notice to all directors; provided, however, that a Termination for Cause shall not include a termination attrib-utable to:

             (i)      bad judgment or negligence on the part
                      of the Executive other than habitual
                      negligence; or

             (ii)     an act or omission believed by the
                      Executive in good faith to have been in
                      or not opposed to the best interests of
                      the Company and reasonably believed by
                      the Executive to be lawful; or

             (iii)    the good faith conduct of the Executive
                      in connection with a Change in Control
                      (including the Executive's opposition
                      to or support thereof).

       t. "Voluntary Termination" shall be any termination of the Executive's employment with the Company other than an Involuntary Termination or a Termination for Cause.

   2.  Operation of Agreement.  This Agreement shall not
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create any obligation on the part of the Company or the
Executive to continue their employment relationship. Anything in this Agreement to the contrary notwithstanding, no payments shall be made hereunder unless and until there has been a Change in Control of the Company. This Agreement is not exclusive with regard to benefits to be provided to the Executive on the Executive's termination of employment with the Company and shall not affect any other agreement or arrangement providing for such benefits.

   3.  Severance Benefits.  Provided that the Executive
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remains in the employ of the Company until a Change in Control has occurred, then upon the Executive's Qualifying Termination within three years after that Change in Control, the Executive shall be entitled to the following "Severance Benefits":

       a. Payment in a lump sum in cash, within 60 days after the Executive's Qualifying Termination, of the present value as of the date of the Qualify-ing Termination of an income stream equal to the Executive's Base Compensation payable each month throughout the applicable Payment Period. For purposes of this subparagraph, present value shall be calculated by application of the Dis-count Rate;

       b. Continuation during the Payment Period of the Executive's participation in each life, health, accident and disability plan in which the Execu-tive was entitled to participate immediately prior to the Change in Control, upon the same terms and conditions, including those with respect to spouses and dependents, applicable


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             at such time; provided, however, that if the terms
             of any such benefit plan do not permit continued participation by the Executive, then the Company will arrange, at the Company's sole cost and expense, to provide the Executive a benefit substantially similar to, and no less favorable than, on an after-tax basis, the benefit the Executive was entitled to receive under such plan immediately prior to the Change in Control; provided further, however, that the benefit to be provided or payments to be made hereunder may be reduced by the benefits provided or payments made (in either case on an after-tax basis) by subse-quent employer for the same occurrence or event;

       c. Payment in a lump sum in cash, within 60 days after the Executive's Qualifying Termination, of the difference between the present values as of the date of the Qualifying Termination of (a) the benefits under the Retirement Plan and the Supplemental Plan which the Executive and the Executive's beneficiary, if applicable, would have been entitled to receive had the Executive remained employed by Ralcorp at a compensation level equal to the Executive's Base Compensation for the entirety of the applicable Payment Period, and (b) the Executive's actual benefit, if any, to which the Executive and the Exe-cutive's beneficiary are entitled under the Retirement Plan and the Supplemental Plan. For purposes of this subparagraph, present value shall be calculated in accordance with Section 417(e)(3) of the Code; no reduction factors for early retirement shall be applied in the calcula-tion of benefits; and

       d. Payment, on a current basis, of any actual costs and expenses of litigation incurred by the Executive, including costs of investigation and reasonable attorney's fees, in the event the Executive is a party to any legal action to enforce or to recover damages for breach of this Agreement, or to recover or recoup from the Executive or the Executive's legal representative or beneficiary any amounts paid under or pursuant to this Agreement, regardless of the outcome of such litigation, plus interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

   Notwithstanding anything to the contrary contained in this Agreement, the Executive may, but is not required to, elect to reduce the Severance Benefits to be provided under this para-graph three of this Agreement so that the present value of such Severance Benefits, calculated by application of the Discount Rate, if they constitute Parachute Payments, together with the present value of all Parachute Payments made by Company to the Executive, are less than three times the Employee's Base Amount. Whether or not such Severance Payments shall be reduced and the identity of the Severance Benefits to be reduced and the amount by which each benefit shall be reduced shall be within the sole discretion of the Executive. Any such election, if made, shall be made by the Executive's written notice to Company sent by regular U.S. mail, postage paid, not later than 45 days follow-ing such Executive's Qualifying Termination.


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   Notwithstanding anything to the contrary contained herein
payments hereunder will be reduced by the amount of any Employ-ment Agreement Termination Payments.

     The Executive may file with the Secretary or any Assis-tant Secretary of Ralcorp a written designation of a benefi-ciary or contingent beneficiaries to receive the payments described in subparagraphs (a) and (c) above in the event of the Executive's death following the Executive's Qualifying Termination but prior to payment by the Company. The Execu-tive may from time to time revoke or change any such designa-tion of beneficiary and any designation of beneficiary pursuant to this Agreement shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Company shall be in doubt as to the right of any such beneficiary to receive such payments, it may determine to pay such amounts to the legal representative of the Executive, in which case the Company shall not be under any further liability to anyone. In the event that such designated beneficiary or legal representative becomes a party to a legal action to enforce or to recover damages for breach of this Agreement, or to recover or recoup from the Executive or the Executive's estate, legal representative or beneficiary any amounts paid under or pursuant to this Agreement, regardless of the outcome of such litigation, the Company shall pay their actual costs and expenses of such litigation, including costs of investigation and reasonable attorneys' fees, plus interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that the Company shall not be required to pay such costs and expenses in connection with litigation to determine the proper payee, among two or more claimants, of the payments described in subparagraphs (a) and (c).

   4.  Successors to Company; Binding Effect; Assignment.
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This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. The Company may not assign this Agreement other than to a successor to all or substantially all of the business and/or assets of the Company. The Executive shall have no right to transfer or assign the right to receive any severance benefit under this Agreement except as noted in paragraph three above.

   5.  Missouri Law to Govern.  This Agreement shall be
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governed by the laws of the State of Missouri without giving effect to the conflict of laws provisions thereof.

   6.  Miscellaneous.  No provision of this Agreement may be
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modified, waived or discharged unless such modification,
waiver or discharge is agreed to in a writing signed by the Executive and a duly authorized officer of the Company. No waiver by a party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.


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   7.  Taxes; Set-off.  All payments to be made to the
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Executive under this Agreement will be subject to required
withholding of federal, state and local income and employment taxes. The right of the Executive to receive benefits under this Agreement, however, shall be absolute and shall not be subject to any set-off, counter-claim, recoupment, defense, duty to mitigate or other rights the Company may have against the Executive's or anyone else.

   8.  Severability.  The invalidity and unenforceability of
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any particular provision of this Agreement shall not affect any other provision of this Agreement, and the Agreement shall be construed in all respects as if the invalid or unenforce-able provision were omitted.

   IN WITNESS WHEREOF, the undersigned have executed this Agreement this ------ day of April, 1997.

                              RALCORP HOLDINGS, INC.


___________________________   By: ---------------------------
Executive                         J. R. Micheletto
                                  Chief Executive Officer
                                  and President




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